Exhibit 99.1
SWIFT TRANSPORTATION CO., INC. REPORTS
2006 SECOND QUARTER RESULTS
Net Earnings of $45.5 Million or $0.60 Per Share,
Up From $29.8 Million or $0.40 Per Share in 2005 Second Quarter
Operating Ratio of 90.2%
Phoenix, AZ — July 19, 2006 — Swift Transportation Co., Inc. (NASDAQ-NGS: SWFT) today reported its results for the three months and six months ended June 30, 2006.
Net earnings were $45.5 million or 60 cents per share for the second quarter of 2006, compared to $29.8 million or 40 cents per share for the second quarter of 2005. Operating revenues for the second quarter of 2006 increased 1.9% to $813.1 million compared with $798.3 million for the corresponding quarter of 2005. Excluding fuel surcharge revenue, net revenue of $686.2 million decreased 3.2% over the second quarter of 2005.
The decrease in revenue excluding fuel surcharge was primarily due to the reduction in the average linehaul tractors by 1,426 from the second quarter of 2005 to the second quarter of 2006, with the majority of this decrease in average linehaul tractors occurring in the last two quarters of 2005. The decrease in operating revenue resulting from the reduction in average linehaul tractors was partially offset by an increase in revenue per loaded mile. Revenue per loaded mile increased 3.8% to $1.6262 in the second quarter of 2006 from $1.5660 in the second quarter of 2005. The company’s operating ratio of 90.2% was an improvement of 270 basis points over the second quarter 2005. Revenue per tractor per week increased 3.7% to $3,106 from $2,994 in the second quarter 2005.
Second quarter results in 2006 and 2005 include a $600,000 pre-tax benefit and a $507,000 pre-tax expense, respectively, for the change in market value of interest rate derivative agreements. In addition, the second quarter 2006 results include a $4.8 million pre-tax benefit for the change in the Company’s discretionary match to the Company’s 401(k) profit sharing plan; the change reflects a reduction in the Company’s match for employees that do not themselves contribute to the plan. Excluding the impacts on the second quarter in 2006 and 2005 of the interest rate derivative agreements and change in the Company’s 401(k) plan discretionary match, net earnings in the second quarters of 2006 and 2005 would have been $42.2 million or 56 cents per share and $30.1 million or 41 cents per share, respectively, representing an increase in EPS of 37% (see following Net Earnings reconciliation table).
Additionally, the Company continues to realize benefits from the improvement in workers compensation claims management that have resulted in the reduction in the number of claims and their subsequent development. Based on independent actuarial analysis, the Company recorded a benefit of $6.9 million in the quarter. The Company expects to have continuing benefits from the improved workers compensation management process, albeit not at the levels experienced in the first and second quarters of this year.
Net earnings for the six months ended June 30, 2006 were $83.0 million or $1.10 per share, compared to $49.2 million or 67 cents per share, for the same period in 2005. For the six months ended June 30, 2006, the Company’s revenues increased 2.3% to $1.58 billion compared to $1.54 billion in 2005. Excluding fuel surcharge revenue, net revenue of $1.35 billion was 2.5% below the corresponding six months ended in 2005.

The reduction in revenue excluding fuel surcharge was primarily a result of a decrease in the average linehaul tractors by 1,377 for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. The impact on operating revenue of the average linehaul tractors reduction was partially offset by the 4.1% increase in revenue per loaded mile. For the six months ended June 30, 2006, revenue per loaded mile was $1.6195 compared to $1.5562 for the six months ended June 30, 2005.
The results for the six months ended June 30, 2006 and 2005 include a $1.4 million and $1.3 million, respectively, pre-tax benefit for the reduction in market value of the interest rate derivative agreements. In addition, 2006 results include a $4.8 million pre-tax benefit for the change in the discretionary match to the Company’s 401(k) profit sharing plan and a $5.1 million gain from the settlement of litigation. The 2005 results include a $4.4 million gain from the sale of real estate. Excluding the impacts on the first six months of 2006 and 2005 of interest rate derivative agreements, change in the Company’s 401(k) plan discretionary match, the litigation settlement and real estate sales gains, net earnings in the first six months of 2006 and 2005, respectively, would have been $76.0 million or $1.00 per share versus $45.8 million or 62 cents per share, an increase in EPS of 61% (see following Net Earnings reconciliation table).
For the six months ended June 30, 2006, revenue per tractor per week was $3,049, up 4.3% from $2,922 for the six months ended June 30, 2005. The Company achieved a 90.7% operating ratio for the six months ended June 30, 2006.
Despite achieving excellent results in the quarter, the Company experienced many of the same challenges that face the industry as a whole, including the availability of drivers. The Company received 1,098 new tractors in the quarter. Given the timing of receipt and the in-service requirements (installation of decals, in-cab communication devices, etc.) and a shortage of qualified drivers, the Company had 489 units not yet placed in service at the end of the quarter. The Company is actively exploring several alternatives to address the recruiting and retention of company drivers and owner operators. Recent changes to the owner operator fuel reimbursement program where Swift absorbs all increases in fuel costs above a certain level, thus protecting the owner operators from increases in fuel prices, is an example of the types of actions the Company is taking. The Company anticipates it will continue to face similar challenges in the second half of 2006.
As has previously been disclosed, the Company has a business relationship with Interstate Equipment Leasing, Inc. (“IEL”), a company wholly owned by Mr. Jerry Moyes, currently a director and formerly Chairman of the Board and CEO of the Company. IEL primarily provides equipment and financing to approximately 2,100 owner operators and IEL financed owner operators constitute roughly two-thirds of the Company’s owner operators. Since Mr. Moyes’ resignation as CEO, the Company has been negotiating the terms of the business relationship with IEL but has not yet reached a written agreement. While the Company anticipates continuing the relationship with IEL, in the absence of a written agreement, the Company cannot be sure of the nature of the relationship going forward or whether the failure to reach such agreement would give rise to disputes. Owner operators are a critical part of the Swift family and the financing provided by IEL has enabled the Company to grow and maintain a stable and efficient owner operator base that is more productive than the average company driver.
Robert W. Cunningham, Chief Executive Officer and President, commented, “Our results this quarter are continued evidence of the progress we are making in our performance improvement plan, despite an extremely tight driver market that is as challenging as I have seen in my career.

We are fundamentally optimistic about our position in the industry, and we remain focused on improving our bottom line, delivering increasing earnings per share and meeting the expectations of our customers. We are also making significant strides in improving our safety program, risk management practices, and employee accountability and morale. I could not be more proud of how our people are tackling our challenges and opportunities with equal integrity and grit.”
Swift will hold a conference call with a slide presentation to discuss these results at 10:00AM Eastern time on Thursday, July 20, 2006. Investors with questions may dial in at 1-866-413-2055. For others, and to view a copy of the slide presentation, the conference call will be broadcast live on the Internet at http://www.earnings.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.
Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States and Mexico.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “intends” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Such statements include, but are not limited to, statements concerning our anticipation of challenges in the second half of 2006, the nature of the future relationship with IEL, our optimism about our position in the industry, our expectations regarding future benefits from our workers compensation management process, and our focus on additional improvements, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: adverse developments in our relationship with IEL and, by extension, owner-operators whose tractors are financed by IEL; the impact of our new owner-operator fuel surcharge reimbursement program on operating results; excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; continuing difficulties in driver recruitment or retention issues involving Company drivers and/or owner operators; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs; an unanticipated increase in the number or dollar amount of claims for which Swift is self insured;

fluctuations in workers’ compensation claims, which have benefited recent operating results due to improved claims management, but are not expected to continue at such levels in future periods; competition from trucking, rail and intermodal competitors; our ability to sell assets held for sale at or above their net book value; the potential impact of current litigation, regulatory issues, or other government actions; a possible adverse impact on the trading price of the Company’s common stock as a result of the adoption of the Stockholders Protection Agreement; and a significant reduction in or termination of Swift’s trucking services by a key customer.
A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Furthermore, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Condensed, consolidated statements of earnings for the three and six months ended June 30, 2006 and 2005 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended				Six months ended
	June 30,				June 30,
	2006		2005		2006		2005
Operating revenue	$813,127	100%	$798,255	100%	$1,576,139	100%	$1,540,873	100%
Operating expenses:
Salaries, wages and employee benefits	223,712	27.5	250,604	31.4	452,859	28.7	499,667	32.4
Operating supplies and expenses	65,404	8.0	71,190	8.9	127,008	8.0	138,335	9.0
Fuel	169,707	20.9	145,137	18.2	313,868	19.9	281,450	18.3
Purchased transportation	147,852	18.3	147,022	18.4	286,439	18.2	274,514	17.8
Rental expense	11,895	1.5	15,439	1.9	23,607	1.5	32,317	2.1
Insurance and claims	38,276	4.7	39,620	5.0	74,101	4.7	80,014	5.2
Depreciation, amortization and impairments	52,749	6.5	48,958	6.1	108,343	6.9	97,034	6.3
(Gain) loss on equipment disposal	626	.1	(1,091)	(.1)	(668)		(811)
Communication and utilities	6,999	.8	7,415	.9	14,331	.9	15,680	1.0
Operating taxes and licenses	15,897	1.9	17,440	2.2	29,576	1.9	34,619	2.2

Total operating expenses	733,117	90.2	741,734	92.9	1,429,464	90.7	1,452,819	94.3

Operating income	80,010	9.8	56,521	7.1	146,675	9.3	88,054	5.7
Interest expense	6,271	.7	7,900	1.0	12,961	.8	12,872	.8
Interest income	(386)		(596)		(808)	(.1)	(748)
Other (income) expense	(224)		392		(462)		(4,775)	(.3)

Earnings before income taxes	74,349	9.1	48,825	6.1	134,984	8.6	80,705	5.2
Income taxes	28,883	3.6	19,044	2.4	51,971	3.3	31,477	2.0

Net earnings	$45,466	5.5%	$29,781	3.7%	$83,013	5.3%	$49,228	3.2%

Diluted earnings per share	$.60		$.40		$1.10		$.67

Shares used in per share calculations	75,867		73,746		75,765		73,619

Contact: Glynis Bryan, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries
Net Earnings Reconciliation Table*
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net earnings	$45,466	$29,781	$83,013	$49,228

Adjustment to market value of interest derivative agreements	(600)	507	(1,411)	(1,308)
Change in discretionary match	(4,802)		(4,802)
Litigation settlement			(5,150)
Real estate sales				(4,351)

	40,064	30,288	71,650	43,569
Income tax effect	2,096	(198)	4,375	2,207

Adjusted net earnings	$42,160	$30,090	$76,025	$45,776

Shares used in per share calculations	75,867	73,746	75,765	73,619

Adjusted earnings per share	$.56	$.41	$1.00	$.62

*	Management believes the presentation of earnings without the impact of the interest rate derivative agreements, litigation settlement, change in the Company’s 401(k) plan discretionary match and the gain on the sale of real estate is useful in comparing results from period to period due to the historical volatility of the interest rate derivative agreements and the infrequent nature of the change in the discretionary match, litigation settlement and the gain on the sale of real estate. Adjusted net earnings should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Swift Transportation Co., Inc. and Subsidiaries
Operating Statistics
(Excluding Fuel Surcharge)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Total Miles *	459,226	501,966	913,714	994,759
Loaded Miles *	406,014	441,822	804,548	869,844
Trucking Revenue *	$660,252	$691,902	$1,302,943	$1,353,652
Revenue per Tractor per week	$3,106	$2,994	$3,049	$2,922
Revenue per loaded mile	$1.6262	$1.5660	$1.6195	$1.5562
Average Linehaul Tractors	16,350	17,776	16,438	17,815
Deadhead Percentage	11.59%	11.98%	11.95%	12.56%
Period End Linehaul Tractor Count
Company	14,899	15,011	14,899	15,011
Owner Operator	3,145	3,617	3,145	3,617

Total	18,044	18,628	18,044	18,628

*	In Thousands
Swift Transportation Co., Inc. and Subsidiaries
Selected Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2006	2005
Cash	$28,924	$13,098
Total Assets	$2,218,220	$2,218,530
Debt, capital leases and securitization	$500,000	$610,786
Total Liabilities	$1,252,116	$1,348,486
Equity	$966,104	$870,044

Swift Transportation Co., Inc. and Subsidiaries
Selected Cash Flow Statement Data
(in thousands)

	Six months ended
	June 30,
	2006	2005
Net cash provided by operating activities	$196,924	$146,229

Capital Expenditures (net of disposal proceeds)	$(94,897)	$(183,468)
Other investing activities	13,378	1,426

Net cash used in investing activities	$(81,519)	$(182,042)

Purchase of treasury stock	$(51,954)	$(0)
Other financing activities	(47,625)	12,145

Net cash provided by (used in) financing activities	$(99,579)	$12,145